Exhibit 99

News Release		The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, VP, Investor Relations and
Corporate Communications (805) 367-3722

RYLAND REPORTS RESULTS FOR THE SECOND QUARTER OF 2013

WESTLAKE VILLAGE, Calif. (July 24, 2013) — The Ryland Group, Inc. (NYSE: RYL), today announced results for its quarter ended June 30, 2013.  Items of note included:

•                 Net income from continuing operations totaled $231.2 million, or $4.16 per diluted share, for the second quarter of 2013. Excluding a reversal of the deferred tax asset valuation allowance of $187.5 million, the Company’s net income totaled $43.8 million, or $0.80 per diluted share, for the quarter ended June 30, 2013, compared to net income of $6.0 million, or $0.14 per diluted share, for the same period in 2012;

•                 Revenues totaled $493.0 million for the quarter ended June 30, 2013, representing a 67.8 percent increase from $293.8 million for the quarter ended June 30, 2012;

•                 New orders increased 56.7 percent to 2,191 units for the second quarter of 2013 from 1,398 units for the second quarter of 2012.  New order dollars rose 77.9 percent to $676.7 million for the second quarter of 2013 from $380.3 million for the same period in 2012;

•                 Average monthly sales absorption rate was 2.9 homes per community for the quarter ended June 30, 2013, versus 2.2 homes per community for the quarter ended June 30, 2012;

•                 Closings increased 48.8 percent to 1,659 units for the quarter ended June 30, 2013, compared to 1,115 units for the same period in the prior year;

•                 Backlog rose 61.0 percent to 3,667 units at June 30, 2013, from 2,277 units at June 30, 2012;

•                 Active communities increased 24.4 percent to 260 communities at June 30, 2013, from 209 communities at June 30, 2012;

•                 Average closing price increased 13.0 percent to $287,000 for the quarter ended June 30, 2013, from $254,000 for the same period in 2012;

•                 Average cancellation rate of 14.0 percent for the quarter ended June 30, 2013, versus 20.0 percent for the same period in 2012;

•                 Housing gross profit margin was 20.4 percent for the second quarter of 2013, compared to 18.7 percent for the second quarter of 2012;

•                 Controlled lots, including lots held in unconsolidated joint ventures, increased 42.6 percent to 36,748 lots at June 30, 2013, compared to 25,774 lots at June 30, 2012.  At June 30, 2013, optioned lots were 44.2 percent of total lots controlled;

•                 Selling, general and administrative expense totaled 12.3 percent of homebuilding revenues for the second quarter of 2013, compared to 16.3 percent for the second quarter of 2012;

•                 Cash, cash equivalents and marketable securities totaled $705.4 million at June 30, 2013; and

•                 Net debt-to-capital ratio was 47.0 percent at June 30, 2013, compared to 50.8 percent at December 31, 2012.

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RYLAND SECOND-QUARTER RESULTS

RESULTS FOR THE SECOND QUARTER OF 2013

For the quarter ended June 30, 2013, the Company reported net income from continuing operations of $231.2 million, or $4.16 per diluted share.  Excluding a reversal of the deferred tax asset valuation allowance of $187.5 million, the Company’s net income totaled $43.8 million, or $0.80 per diluted share, for the quarter ended June 30, 2013, compared to net income of $6.0 million, or $0.14 per diluted share, for the same period in 2012.

The homebuilding segments reported pretax earnings of $43.8 million for the second quarter of 2013, compared to pretax earnings of $9.9 million for the same period in 2012.  This increase was primarily due to a rise in closing volume, higher housing gross profit margin and a reduced selling, general and administrative expense ratio.

Homebuilding revenues increased 68.0 percent to $478.0 million for the second quarter of 2013, compared to $284.6 million for the same period in 2012.  This rise in homebuilding revenues was primarily attributable to a 48.8 percent increase in closings that totaled 1,659 units for the quarter ended June 30, 2013, compared to 1,115 units for the same period in the prior year, as well as to a 13.0 percent higher average closing price, which was $287,000 for the second quarter of 2013, versus $254,000 for the same period in 2012.  Homebuilding revenues for the second quarter of 2013 included $1.3 million from land sales, which resulted in pretax earnings of $447,000, compared to homebuilding revenues for the second quarter of 2012 that included $947,000 from land sales, which resulted in pretax earnings of $330,000.

New orders increased 56.7 percent to 2,191 units for the quarter ended June 30, 2013, compared to new orders of 1,398 units for the same period in 2012.  The Company had an average monthly sales absorption rate of 2.9 homes per community for the quarter ended June 30, 2013, versus 2.2 homes per community for the quarter ended June 30, 2012, and an average cancellation rate of 14.0 percent for the quarter ended June 30, 2013, versus 20.0 percent for the same period in 2012.  For the second quarter of 2013, new order dollars increased 77.9 percent to $676.7 million from $380.3 million for the second quarter of 2012.  At June 30, 2013, backlog increased 61.0 percent to 3,667 units from 2,277 units at June 30, 2012.  At the end of the second quarter of 2013, the dollar value of the Company’s backlog was $1.1 billion, reflecting an 80.1 percent rise from the end of the second quarter of the prior year.

Housing gross profit margin was 20.4 percent for the quarter ended June 30, 2013, compared to 18.7 percent for the quarter ended June 30, 2012.  This improvement in housing gross profit margin was primarily attributable to a relative decline in direct construction costs and to higher leverage of direct overhead expense, which was due to an increase in the number of homes delivered and to a higher average closing price, partially offset by increased land costs.  For the second quarter of 2013, sales incentives and price concessions totaled 7.3 percent of housing revenues, compared to 10.4 percent for the same period in 2012.

Selling, general and administrative expense totaled 12.3 percent of homebuilding revenues for the second quarter of 2013, compared to 16.3 percent for the second quarter of 2012.  This decrease in the selling,

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RYLAND SECOND-QUARTER RESULTS

general and administrative expense ratio was primarily attributable to higher leverage resulting from increased revenues.

The homebuilding segments recorded $3.1 million of interest expense during the second quarter of 2013, compared to $4.2 million during the second quarter of 2012.  This decrease in interest expense from the second quarter of 2012 was primarily due to the capitalization of a greater amount of interest incurred during the second quarter of 2013, which resulted from a higher level of inventory under development, partially offset by an overall increase in interest incurred on senior notes.

During the second quarter of 2013, the Company used $145.8 million of cash for operating activities, used $40.1 million of cash for investing activities, and provided $267.5 million of cash from the issuance of convertible senior notes and $3.1 million from other financing activities.

For the quarter ended June 30, 2013, the financial services segment reported pretax earnings of $7.6 million, compared to pretax earnings of $2.9 million for the same period in 2012.  This improvement was primarily attributable to an increase in the locked loan pipeline, which was partly due to an acceleration in the timing of loan locks during the quarter, a rise in origination volume and higher title income, partially offset by a rise in personnel expense.

RESULTS FOR THE FIRST SIX MONTHS OF 2013

For the six months ended June 30, 2013, the Company reported net income from continuing operations of $253.2 million, or $4.66 per diluted share.  Excluding a reversal of the deferred tax asset valuation allowance of $187.5 million, the Company’s net income totaled $65.8 million, or $1.23 per diluted share, compared to net income of $3.0 million, or $0.07 per diluted share, for the same period in 2012.  The Company had pretax charges that totaled $561,000 primarily related to write-offs for the six months ended June 30, 2013, compared to pretax charges that totaled $2.5 million primarily related to inventory valuation adjustments and write-offs for the same period in 2012.

The homebuilding segments reported pretax earnings of $67.6 million for the first six months of 2013, compared to pretax earnings of $11.0 million for the same period in 2012.  This increase was primarily due to a rise in closing volume; higher housing gross profit margin, including lower inventory valuation adjustments; and a reduced selling, general and administrative expense ratio.

Homebuilding revenues increased 70.3 percent to $841.5 million for the first six months of 2013, compared to $494.1 million for the same period in 2012.  This rise in homebuilding revenues was primarily attributable to a 53.7 percent increase in closings that totaled 2,966 units for the six months ended June 30, 2013, compared to 1,930 units for the same period in the prior year, as well as to an 11.0 percent higher average closing price, which was $283,000 for the first six months of 2013, versus $255,000 for the same period in 2012.  Homebuilding revenues for the first six months of 2013 included $3.4 million from land sales, which

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RYLAND SECOND-QUARTER RESULTS

resulted in pretax earnings of $1.4 million, compared to homebuilding revenues for the first six months of 2012 that included $1.7 million from land sales, which resulted in pretax earnings of $629,000.

New orders increased 55.6 percent to 4,242 units for the six months ended June 30, 2013, compared to new orders of 2,726 units for the same period in 2012.  The Company had an average monthly sales absorption rate of 2.8 homes per community for the six months ended June 30, 2013, versus 2.2 homes per community for the six months ended June 30, 2012, and an average cancellation rate of 14.7 percent for the six months ended June 30, 2013, versus 19.0 percent for the same period in 2012.  For the first six months of 2013, new order dollars increased 76.7 percent to $1.3 billion from $725.5 million for the first six months of 2012.

Housing gross profit margin was 20.0 percent for the six months ended June 30, 2013, compared to 18.2 percent for the six months ended June 30, 2012.  This improvement in housing gross profit margin was primarily attributable to a relative decline in direct construction costs; lower inventory valuation adjustments; and higher leverage of direct overhead expense, which was due to an increase in the number of homes delivered and to a higher average closing price, partially offset by increased land costs.  For the first six months of 2013, sales incentives and price concessions totaled 7.6 percent of housing revenues, compared to 10.6 percent for the same period in 2012.

Selling, general and administrative expense totaled 12.9 percent of homebuilding revenues for the first six months of 2013, compared to 17.0 percent for the first six months of 2012.  This decrease in the selling, general and administrative expense ratio was primarily attributable to higher leverage resulting from increased revenues.

The homebuilding segments recorded $6.8 million of interest expense during the first six months of 2013, compared to $7.7 million during the first six months of 2012.  This decrease in interest expense from the first six months of 2012 was primarily due to the capitalization of a greater amount of interest incurred during the first six months of 2013, which resulted from a higher level of inventory under development, partially offset by an overall increase in interest incurred on senior notes.

For the six months ended June 30, 2013, the financial services segment reported pretax earnings of $11.9 million, compared to pretax earnings of $3.6 million for the same period in 2012.  This improvement was primarily attributable to increases in locked loan pipeline and origination volumes and to higher title income, partially offset by a rise in personnel and indemnification expenses.

DEFERRED TAX ASSET VALUATION ALLOWANCE

During the second quarter of 2013, the Company concluded that it was more likely than not that the valuation allowance against its deferred tax assets will be realized.  This conclusion was based on a detailed evaluation of all relevant evidence, both positive and negative, including such factors as five consecutive quarters of earnings, the expectation of the Company’s continued profitability and signs of recovery in the

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RYLAND SECOND-QUARTER RESULTS

housing market.  Accordingly, the Company reversed $187.5 million of its deferred tax asset valuation allowance.

DEBT ISSUANCE

In May 2013, the Company issued $267.5 million aggregate principal amount of its 0.25 percent convertible senior notes due June 2019.  The proceeds will be used for general corporate purposes.

LIONSGATE HOMES ACQUISITION

In June 2013, the Company acquired the Dallas, Texas, operations and assets of LionsGate Homes.  This acquisition has allowed the Company to re-enter the Dallas market and has provided it with 787 lots and homes for future sale, as well as 154 homes currently sold.  For the three and six months ended June 30, 2013, there were 177 new orders and 17 closings related to this acquisition.

SUBSEQUENT EVENT – CORNELL HOMES ACQUISITION

In July 2013, the Company acquired the operations and assets of Cornell Homes, one of the Philadelphia market’s largest private homebuilders.  This acquisition provides the Company with ongoing operations in the Tri-state area with approximately 97 homes sold and available for delivery, 8 decorated models and 1,716 additional lots for future sale.

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RYLAND SECOND-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 300,000 homes and financed more than 250,000 mortgages.  The Company currently operates in 14 states across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                 economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, the impact of, and changes in, governmental stimulus, tax and deficit reduction programs, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                 changes and developments in the mortgage lending market, including revisions to underwriting standards for borrowers and lender requirements for originating and holding mortgages, changes in government support of and participation in such market, and delays or changes in terms and conditions for the sale of mortgages originated by the Company;

•                 the availability and cost of land and the future value of land held or under development;

•                 increased land development costs on projects under development;

•                 shortages of skilled labor or raw materials used in the production of homes;

•                 increased prices for labor, land and materials used in the production of homes;

•                 increased competition;

•                 failure to anticipate or react to changing consumer preferences in home design;

•                 increased costs and delays in land development or home construction resulting from adverse weather conditions or other factors;

•                 potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations or governmental policies (including those that affect zoning, density, building standards, the environment and the residential mortgage industry);

•                delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                 changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•                 the risk factors set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly report on Form 10-Q; and

•                 other factors over which the Company has little or no control.

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Four financial-statement pages to follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(in thousands, except share data)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
REVENUES
Homebuilding	$477,991	$284,593	$841,492	$494,128
Financial services	15,004	9,176	26,183	15,510
TOTAL REVENUES	492,995	293,769	867,675	509,638

EXPENSES
Cost of sales	380,074	231,130	672,410	403,820
Selling, general and administrative	58,744	46,507	108,970	83,895
Financial services	7,378	6,232	14,236	11,921
Interest	3,081	4,180	6,843	7,749
TOTAL EXPENSES	449,277	288,049	802,459	507,385

OTHER INCOME
Gain from marketable securities, net	561	519	1,266	965
TOTAL OTHER INCOME	561	519	1,266	965
Income from continuing operations before taxes	44,279	6,239	66,482	3,218
Tax (benefit) expense	(186,952)	190	(186,753)	190
NET INCOME FROM CONTINUING OPERATIONS	231,231	6,049	253,235	3,028

(Loss) income from discontinued operations, net of taxes	(37)	223	76	(1,864)

NET INCOME	$231,194	$6,272	$253,311	$1,164

NET INCOME (LOSS) PER COMMON SHARE
Basic
Continuing operations	$5.01	$0.14	$5.52	$0.07
Discontinued operations	0.00	0.00	0.00	(0.04)
Total	5.01	0.14	5.52	0.03
Diluted
Continuing operations	4.16	0.14	4.66	0.07
Discontinued operations	0.00	0.00	0.00	(0.04)
Total	$4.16	$0.14	$4.66	$0.03

AVERAGE COMMON SHARES OUTSTANDING
Basic	46,035,775	44,627,548	45,736,648	44,551,441
Diluted	55,690,331	48,570,825	54,569,842	44,938,772

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2013	December 31, 2012
	(Unaudited)

ASSETS
Cash, cash equivalents and marketable securities
Cash and cash equivalents	$264,589	$155,692
Restricted cash	78,656	70,893
Marketable securities, available-for-sale	362,194	388,020
Total cash, cash equivalents and marketable securities	705,439	614,605
Housing inventories
Homes under construction	654,542	459,269
Land under development and improved lots	669,988	573,975
Inventory held-for-sale	6,997	4,684
Consolidated inventory not owned	33,794	39,490
Total housing inventories	1,365,321	1,077,418
Property, plant and equipment	22,439	20,409
Mortgage loans held-for-sale	88,393	107,950
Net deferred taxes	187,473	-
Other	149,994	111,057
Assets of discontinued operations	32	2,480
TOTAL ASSETS	2,519,091	1,933,919

LIABILITIES
Accounts payable	150,744	124,797
Accrued and other liabilities	168,566	147,358
Debt	1,400,085	1,134,468
Liabilities of discontinued operations	1,043	1,536
TOTAL LIABILITIES	1,720,438	1,408,159

EQUITY
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value:
Authorized–10,000 shares Series A Junior Participating Preferred, none outstanding	-	-
Common stock, $1.00 par value:
Authorized–199,990,000 shares Issued–46,149,100 shares at June 30, 2013 (45,175,053 shares at December 31, 2012)	46,149	45,175
Retained earnings	737,008	458,669
Accumulated other comprehensive (loss) income	(883)	92
TOTAL STOCKHOLDERS’ EQUITY FOR THE RYLAND GROUP, INC.	782,274	503,936
NONCONTROLLING INTEREST	16,379	21,824
TOTAL EQUITY	798,653	525,760
TOTAL LIABILITIES AND EQUITY	$2,519,091	$1,933,919

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$12,768	$1,796	$16,151	$174
Southeast	12,017	2,497	19,357	3,388
Texas	8,794	4,784	13,844	8,309
West	10,232	838	18,223	(888)
Financial services	7,626	2,944	11,947	3,589
Corporate and unallocated	(7,158)	(6,620)	(13,040)	(11,354)
Discontinued operations	(37)	223	76	(1,864)
Total	$44,242	$6,462	$66,558	$1,354
NEW ORDERS
Units
North	588	383	1,228	794
Southeast	697	437	1,401	854
Texas	581	335	970	708
West	325	243	643	370
Discontinued operations	-	17	1	46
Total	2,191	1,415	4,243	2,772
Dollars (in millions)
North	$187	$114	$379	$230
Southeast	194	107	371	200
Texas	177	89	294	184
West	119	70	238	111
Discontinued operations	-	5	-	11
Total	$677	$385	$1,282	$736
CLOSINGS
Units
North	498	316	826	540
Southeast	537	354	976	619
Texas	348	316	619	560
West	276	129	545	211
Discontinued operations	-	34	8	67
Total	1,659	1,149	2,974	1,997
Average closing price (in thousands)
North	$296	$272	$294	$274
Southeast	243	221	241	218
Texas	287	248	286	253
West	358	317	335	322
Discontinued operations	-	223	312	216
Total	$287	$253	$283	$254
OUTSTANDING CONTRACTS			June 30,
Units			2013	2012
North			1,021	674
Southeast			1,306	756
Texas			828	581
West			512	266
Discontinued operations			-	12
Total			3,667	2,289
Dollars (in millions)
North			$325	$203
Southeast			346	176
Texas			252	155
West			184	81
Discontinued operations			-	3
Total			$1,107	$618
Average price (in thousands)
North			$318	$302
Southeast			265	233
Texas			305	266
West			359	303
Discontinued operations			-	272
Total			$302	$270

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (Unaudited)

(in thousands, except origination data)

	Three months ended June 30,		Six months ended June 30,
RESULTS OF OPERATIONS	2013	2012	2013	2012
REVENUES
Income from origination and sale of mortgage loans, net	$12,130	$7,102	$21,116	$11,726
Title, escrow and insurance	2,422	1,737	4,184	3,001
Interest and other	452	337	883	783
TOTAL REVENUES	15,004	9,176	26,183	15,510
EXPENSES	7,378	6,232	14,236	11,921
PRETAX EARNINGS	$7,626	$2,944	$11,947	$3,589

OPERATIONAL DATA

Retail operations:
Originations (units)	1,006	747	1,720	1,299
Ryland Homes originations as a percentage of total originations	99.8%	100.0%	99.9%	100.0%
Ryland Homes origination capture rate	68.9%	69.8%	66.0%	70.9%

OTHER CONSOLIDATED SUPPLEMENTAL INFORMATION (Unaudited)
(in thousands)	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Interest incurred	$16,990	$14,926	$33,795	$29,107
Interest capitalized during the period	13,759	10,524	26,653	20,777
Amortization of capitalized interest included in cost of sales	12,576	9,813	23,690	17,632
Depreciation and amortization	4,833	3,432	8,873	6,433